Park City Group Repays $1.5 million in Debt

PARK CITY, Utah – July 5, 2011 -- Park City Group (NYSE Amex:PCYG), a Software-as-a-Service provider of unique supply chain solutions for retailers and their suppliers, today announced that the Company has prepaid $1.5 million of 12% subordinated promissory notes, which were scheduled to mature on July 12, 2011.   Proceeds from a new $350,000 3.95% term note due July 15, 2014 and cash on hand were used to repay the notes.

“With this payment, we have reduced our outstanding debt balance by approximately 20% since June 30, 2010,” said Randall K. Fields, CEO and Chairman of Park City Group.  “Since reaching critical mass over a year ago, the company has been generating meaningful free cash flow and has built a substantial cash balance.  As our growth accelerates in the coming quarters, so will free cash flow generation, which we will use to further reduce debt and strengthen our balance sheet.”

About Park City Group

Park City Group (NYSE Amex: PCYG) is a Software-as-a-Service (“SaaS”) provider that brings unique visibility to the consumer goods supply chain.  With over $100 million invested in development and 16 years of commercialization surrounding its proprietary scan based data platform, the Company’s services increase customers’ sales and profitability, while ensuring regulatory compliance for both retailers and their suppliers.

Through a process known as Consumer Driven Sales OptimizationTM, Park City Group helps retail and consumer packaged goods customers turn transactional information into actionable strategies to lower inventory, increase sales and improve efficiencies in the supply chain.

The Company’s Food Safety Global RegistryTM provides food retailers and suppliers with a robust solution that will help them protect their brands and remain in compliance with rapidly evolving regulations in the recently-passed Food Safety Modernization Act.  The Food Safety Global Registry, an internet-based technology, will enable all participants in the farm-to-table supply chain to easily manage tracking and traceability requirements as products move between trading partners.  For more information, go to www.parkcitygroup.com.

Investor Relations Contact:

Dave Mossberg

Three Part Advisors, LLC

817-310-0051